Exhibit 99.1

Orthofix Names Jon Serbousek to Succeed CEO

-	Serbousek to succeed Brad Mason upon his retirement on October 31, 2019
-	Prior to assuming CEO role, Serbousek will serve as President of Global Spine

LEWISVILLE, TEXAS – August 5, 2019 – Orthofix Medical Inc. (NASDAQ:OFIX), a global medical device company focused on musculoskeletal products and therapies, today announced that it has named Jon Serbousek as President of its Global Spine business effective August 5, 2019, and the successor to Brad Mason, the company’s retiring President and Chief Executive Officer (CEO), to be effective November 1, 2019.

A seasoned executive with more than 30 years’ experience in the medical device and biotech industries, Serbousek served in several leadership positions at Biomet Inc., including Worldwide President of Biomet Biologics, Worldwide Group President of Orthopedics, and President of U.S. Orthopedics. Prior to joining Biomet, he held various general management positions within Medtronic Inc. including Worldwide Division President, Spine, Worldwide Vice President and General Manager of Biologics for their Spine and Biologics business. Additionally, Serbousek spent 13 years with DePuy Orthopedics, a Johnson & Johnson company where he served in numerous roles of increasing responsibility, including the Vice President of Marketing and Product Development and as Vice President of Spinal Operations.

“Jon’s expertise and proven track record are perfectly aligned with our business composition and make him an exceptional choice to lead the company as President and CEO,” said Brad Mason, Orthofix President and Chief Executive Officer. “With the recent leadership change in our spine business, I am pleased that Jon has agreed to serve as the President of Global Spine on an interim basis. This will give him time to focus on our needs and opportunities in that business before he takes on the broader CEO role, which should help ensure a seamless leadership transition for the benefit of all Orthofix stakeholders."

“Today's announcement underscores our commitment to finding a leader who can build on the Company’s current momentum and opportunities in the years ahead,” said Orthofix Chairman of the Board, Ron Matricaria. “After an extensive search, we have found that leader in Jon. His many years of experience and solid understanding of the medical device markets that Orthofix competes in, make him well qualified to lead the Company.”

“I am excited to join Orthofix,” said Jon Serbousek. “It is an honor to assume this leadership role, particularly at a time when the company is so well positioned for future shareholder value creation. I look forward to working with the great team at Orthofix as we continue to shape the company for the years ahead.”

Serbousek has held numerous board positions at for profit and not-for-profit organizations. He earned his BS in Engineering from Washington State University, his MS in Bioengineering from the University of Utah and later completed several advanced management programs including a program at the IMD International School of Management in Lausanne, Switzerland.

Inducement Grant

As an inducement to enter into employment with Orthofix, Mr. Serbousek was granted restricted stock units representing approximately 14,743 shares of Orthofix common stock and stock options to purchase approximately 50,711 shares of Orthofix common stock.  The exercise price of the stock options will be the August 5, 2019 closing price of the common stock on the NASDAQ Stock Market.  Subject to certain further requirements set forth in the award agreements, the restricted stock unit and option awards vests in 25% annual increments beginning on the first anniversary of grant. The grants, which were approved by Orthofix’s Board of Directors and Compensation Committee, were made under standalone inducement award agreements approved pursuant to NASDAQ Marketplace Rule 5635(c)(4).

About Orthofix

Orthofix Medical Inc. is a global medical device company focused on musculoskeletal products and therapies. The Company’s mission is to improve patients' lives by providing superior reconstruction and regenerative musculoskeletal solutions to physicians worldwide. Headquartered in Lewisville, Texas, Orthofix’s spine and orthopedic extremities products are distributed in more than 70 countries via the Company's sales representatives and distributors. For more information, please visit www.orthofix.com.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), and Section 27A of the Securities Act of 1933, as amended, relating to our business and financial outlook, which are based on our current beliefs, assumptions, expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “intends,” “predicts,” “potential,” or “continue” or other comparable terminology. These forward-looking statements are not guarantees of our future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, our actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date hereof, unless it is specifically otherwise stated to be made as of a different date. We undertake no obligation to further update any such statement, or the risk factors described in Part I, Item 1A under the heading Risk Factors in our Form 10-K for the year ended December 31, 2018, to reflect new information, the occurrence of future events or circumstances or otherwise.

CONTACT:
Mark Quick	Denise Landry
Investor Relations	Media Relations
Tel 214 937 2924	Tel 214 937 2529
markquick@orthofix.com	deniselandry@orthofix.com